                                   EXHIBIT 4.2

                       SECOND LOAN MODIFICATION AGREEMENT


        This Second Loan Modification Agreement ("this Agreement") is made as of June 30, 1998 between GelTex Pharmaceuticals, Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank"). For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank act and agree as follows:

        1. Reference is made to: (i) that certain letter agreement dated May 21, 1997 between the Borrower and the Bank, as amended by Loan Modification Agreement dated October 31, 1997 (as so amended, the "Letter Agreement"); (ii) that certain $5,000,000 face principal amount promissory note dated May 21, 1997, as amended by said Loan Modification Agreement (as so amended, the "Original Facility One Term Note") made by the Borrower and payable to the order of the Bank; (iii) that certain Security Agreement (Equipment) dated May 21, 1997, as amended by said Loan Modification Agreement (as so amended, the "Security Agreement") given by the Borrower to the Bank; (iv) that certain $3,000,000 face principal amount promissory note dated October 31, 1997 (the "Facility Two Term Note") made by the Borrower and payable to the order of the Bank; and (v) that certain $5,000,000 face principal amount Amended and Restated Facility One Term Note (the "Restated Facility One Term Note") dated as of May 21, 1997 made by the Borrower and payable to the order of the Bank. The Letter Agreement, the Security Agreement, the Restated Facility One Term Note and the Facility Two Term Note are hereinafter collectively referred to as the "Financing Documents". The aforesaid Loan Modification Agreement dated October 31, 1997 is hereinafter referred to as the "First Modification".

        2. The Letter Agreement is hereby amended, effective as of the date hereof:

        a. By deleting in its entirety clause (i) of Section 1.1 of the Letter Agreement and by substituting in its stead the following:

               "(i) that certain Amended and Restated Facility One Term Note dated as of May 21, 1997 (the `Facility One Term Note') made by the Borrower and payable to the order of the Bank,"

        As a result, all references in the Letter Agreement (as amended by the First Modification) to a "Facility One Term Note" will be deemed to refer to the Restated Facility One Term Note.

        b. By deleting in their entireties the first, second and third sentences of Section 1.3 of the Letter Agreement and by substituting in their stead the following:

               "The Borrower shall repay the aggregate amount of principal of the Facility One Term Loans in the following installments: (i) 5 equal consecutive monthly payments of $103,958.40 each, payable on the last day of each month during the period January - May 1998; followed by (ii) 17 equal consecutive quarterly payments of $248,345.06 each, payable on the last day of each calendar quarter commencing June 30, 1998 and continuing through and including June 30, 2002; followed by
               (iii) an 18th and final quarterly payment due on September 30, 2002 in an amount equal to the then outstanding aggregate principal balance of the Facility One Term Loans and all interest accrued but unpaid thereon to the date of payment."

        c. By adding to Section 1.4 of the Letter Agreement, at the end thereof, the following:

               "The Bank and the Borrower may, in the future, agree to fix the interest rate on all or any portion of the then outstanding aggregate principal amount of the Facility One Term Loans for the period of time commencing at the date of such rate-fix and continuing through the maturity date of the Facility One Term Loans. Such rate-fix would be accomplished by the Borrower entering into a swap contract with the Bank. The fixed rate for this purpose would be determined by the Bank, in its sole discretion, at the time of entering into the swap contract and the documentation would be the Bank's then customary documentation for swap transactions. Such documentation will include, among other matters, make-whole provisions effective in the event that (due to prepayment of all or any portion of the Facility One Term Loans or for any other reason) the swap transaction described therein is terminated as to any notional amount prior to its scheduled expiry date. In the event that the Borrower enters into such a swap contract, the Borrower will irrevocably elect that as long as the rate-fix is in effect the Facility One Term Loans will be treated (subject to ss.1.9 below and the other provisions of this letter agreement) as a series of LIBOR Loans, the Interest Period for the first of which will commence on the date of such rate-fix with a subsequent Interest Period to commence immediately following the completion of each successive Interest Period."

        d. By deleting from the penultimate sentence of Section 1.5 of the Letter Agreement the words "two (2%) percent" and by substituting in their stead the following:

               "four (4%) percent"

        e. By adding to Section 1.5C of the Letter Agreement (as inserted by the First Modification), at the end thereof, the following:

               "The Bank and the Borrower may, in the future, agree to fix the interest rate on all or any portion of the then outstanding aggregate principal amount of the Facility Two Term Loans for the period of time commencing at the date of such rate-fix and continuing through the maturity date of the Facility Two Term Loans. Such rate-fix would be accomplished by the Borrower entering into a swap contract with the Bank. The fixed rate for this purpose would be determined by the Bank, in its sole discretion, at the time of entering into the swap contract and the documentation would be the Bank's then customary documentation for swap transactions. Such documentation will include, among other matters, make-whole provisions effective in the event that (due to prepayment of all or any portion of the Facility Two Term Loans or for any other reason) the swap transaction described therein is terminated as to any notional amount prior to its scheduled expiry date. In the event that the Borrower enters into such a swap contract, the Borrower will irrevocably elect that as long as the rate-fix is in effect the Facility Two Term Loans will be treated (subject to ss.1.9 below and the other provisions of this letter agreement) as a series of LIBOR Loans, the Interest Period for the first of which will commence on the date of such rate-fix with a subsequent Interest Period to commence immediately following the completion of each successive Interest Period."

        f. By deleting in its entirety Section 1.7 of the Letter Agreement and by substituting in its stead the following:

               "1.7. PREPAYMENT OF FIXED RATE LOANS. The following provisions of this ss.1.7 shall be effective only with respect to Fixed Rate
               Loans: As to any Fixed Rate Loan, the Borrower shall have the right (subject to the payment of the yield maintenance fee described below) to prepay such Fixed Rate Loan at any time in whole or in part; provided that any partial prepayment of any Fixed Rate Loan shall be in the amount of $500,000 or an integral multiple thereof. If, due to acceleration of any Term Note or due to voluntary or mandatory repayment or prepayment or due to any other reason, the Bank receives payment of any principal of a LIBOR Loan on any date prior to the last day of the relevant Interest Period or receives payment of all or any portion of any installment of the COF Loan prior to the regularly scheduled due date for such installment, or if for any reason a Fixed Rate Loan is converted to a Floating Rate Loan (except, as to a LIBOR Loan, at the end of the relevant Interest Period), the Borrower shall, upon demand and receipt of a Bank Certificate from the Bank with respect thereto, pay forthwith to the Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the Interest Period applicable to the affected LIBOR Loan (or the regularly scheduled due date of any installment of the COF Loan) shall be subtracted from the `cost of funds' component (being, for LIBOR Loans, reserve-adjusted LIBOR) of the fixed rate in effect at the date of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the relevant Interest Period (or, in the case of prepayment of an installment of the COF

               Loan, days remaining until the regularly scheduled due date thereof). Said amount shall be reduced to present value calculated by using the number of days remaining in the relevant Interest Period (or, in the case of prepayment of an installment of the COF Loan, days remaining until the regularly scheduled due date thereof) and by using the above-referenced United States Treasury security rate as the discount rate. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment or conversion of the applicable Fixed Rate Loan. Any acceleration of a Fixed Rate Loan due to an Event of Default will give rise to a yield maintenance fee calculated with the respect to such Fixed Rate Loan on the date of such acceleration in the same manner as though the Borrower had exercised a right of prepayment at that date, such yield maintenance fee being due and payable at that date."

        g. By deleting from the third sentence of the grammatical third paragraph of Section 1.10 of the Letter Agreement the words "at its office at 75 State Street, Boston, MA 02109" and by substituting in its stead the following:

               "in lawful currency of the United States, at its offices at One Federal Street, Boston, MA 02110"

        h.     By changing the notice address of the Bank, pursuant to Section
6.4 of the Letter Agreement, to the following:

               "Fleet National Bank
               High Technology Division
               Mail Stop:  MA OF DO7A
               One Federal Street
               Boston, MA  02110
               Attention: Kimberly A. Martone, Vice President"

        i. By inserting into Section 6.5 of the Letter Agreement, immediately after the third sentence of such Section, the following:

               "Without limitation of the foregoing generality,

               (i) The Bank may at any time pledge all or any portion of its rights under the Loan Documents (including any portion of any Term Note) to any of the 12 Federal Reserve Banks organized under
               Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

               (ii) The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a `Participant') participating interests in the Bank's obligation to lend hereunder and/or any or all of the Term Loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective assignees and Participants; provided that the Bank shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information to the same extent as the Bank would be required to maintain such confidentiality."

        j. By inserting into Article VI of the Letter Agreement, at the end of such Article, the following:

               "6.9. REPLACEMENT NOTE. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any Term Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Term Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Term Note or other Loan Document in the same principal amount (as to a Term Note) and in any event of like tenor.

               6.10. USURY. All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of any Term Note or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the Indebtedness represented by any Term Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank, in the execution, delivery and acceptance of the Term Notes, to contract in strict compliance with the laws of The Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of any Term Note or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limit of such validity, and if under any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Term Notes and not to the payment of interest. The provisions of this ss.6.10 shall control every other provision of this letter agreement and of each Term Note.

'
               6.11. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY MUTUALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT, ANY TERM NOTE OR ANY OTHER LOAN DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS LETTER AGREEMENT AND TO MAKE TERM LOANS AS CONTEMPLATED HEREIN."

        k. By deleting the number "1.75" from the definition of "Eurodollar Interest Rate" appearing in Section 7.1 of the Letter Agreement and by substituting in its stead the following:

               "1.55"

As a result, the formula for calculating the Eurodollar Interest Rate will be:

               EIR = LIBOR
                     --------- + 1.55
                     [1.00-RR]

        l. By deleting in its entirety the definition of "LIBOR" appearing in Section 7.1 and by substituting in its stead the following:

               "`LIBOR' - With respect to each Interest Period for a LIBOR Loan, that rate per annum (rounded upward, if necessary, to the nearest 1/32nd of one percent) which represents the offered rate for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on that day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR for such Interest Period shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period shown on the Reuters Page `LIBO' (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on that day that is two (2) London Banking Days prior to the beginning of such Interest Period. `London Banking Day' shall mean any date on which commercial banks are open for business in London. If both the Telerate and Reuters systems are unavailable, then LIBOR for any Interest Period will be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on that day that is two
               (2) London Banking Days preceding the first day of such

               Interest Period, as selected by the Bank. The principal London office of each of four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m., New York City time, on that day that is two London Banking Days preceding the first day of such Interest Period. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for the proposed Interest Period cannot be determined. The Bank shall give prompt notice to the Borrower of LIBOR as determined for each LIBOR Loan and such notice shall be conclusive and binding, absent manifest error."

        m. By deleting in its entirety the definition "Prime Rate" appearing in Section 7.1 of the Letter Agreement and by substituting in its stead the following:

               "`Prime Rate' - That variable rate of interest per annum designated by the Bank from time to time as its prime rate, it being understood that such rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer."

        3. Wherever in any Financing Document, or in any certificate or opinion to be delivered in connection therewith, reference is made to a "letter agreement" or to the "Letter Agreement", from and after the date hereof same will be deemed to refer to the Letter Agreement, as hereby amended.

        4. Simultaneously with the execution and delivery of this Agreement, the Borrower is executing and delivering to the Bank the Restated Facility One Term Note in substitution for the Original Facility One Term Note. The Restated Facility One Term Note is a $5,000,000 promissory note of the Borrower, substantially in the form attached hereto as Exhibit 1. Wherever in any of the Financing Documents, or in any certificate or opinion to be delivered in connection therewith, reference is made to the "Facility One Term Note", from and after the date hereof same will be deemed to refer to the Restated Facility One Term Note. The Borrower acknowledges and agrees that any Facility One Term Loans (as defined in the Letter Agreement) heretofore made under the Letter Agreement (any such Facility One Term Loans having been heretofore evidenced by the Original Facility One Term Note), as well as all Facility One Term Loans made on or after the date hereof, are and will be deemed to be evidenced by the Restated Facility One Term Note.

        5. In order to induce the Bank to enter into this Agreement, the Borrower agrees to pay, on demand, all costs and expenses (including, without limitation, reasonable fees and expenses of the Bank's attorneys) incurred by the Bank in connection with this Agreement and/or the transactions contemplated hereby.

        6. In order to induce the Bank to enter into this Agreement, the Borrower further represents and warrants as follows:

        a. The execution, delivery and performance of this Agreement and the Restated Facility One Term Note have been duly authorized by the Borrower by all necessary corporate and other action, will not require the consent of any third party and will not conflict with, violate the provisions of, or cause a default or constitute an event which, with the passage of time or the giving of notice or both, could cause a default on the part of the Borrower under its charter documents or by-laws or under any contract, agreement, law, rule, order, ordinance, franchise, instrument or other document, or result in the imposition of any lien or encumbrance (except in favor of the Bank) on any property or assets of the Borrower.

        b. The Borrower has duly executed and delivered each of this Agreement and the Restated Facility One Term Note.

        c. Each of this Agreement and the Restated Facility One Term Note is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

        d. The statements, representations and warranties made in the Letter Agreement and/or in the Security Agreement continue to be correct as of the date hereof; except as amended, updated and/or supplemented by the attached Supplemental Disclosure Schedule.

        e. The covenants and agreements of the Borrower contained in the Letter Agreement and/or in the Security Agreement have been complied with on and as of the date hereof.

        f. No event which constitutes or which, with notice or lapse of time, or both, could constitute, an Event of Default (as defined in the Letter Agreement) has occurred and is continuing.

        g. No material adverse change has occurred in the financial condition of the Borrower (other than continuing losses from operations as heretofore disclosed to the Bank) from that disclosed in the financial statements of the Borrower dated December 31, 1997, heretofore furnished to the Bank.

        7. Except as expressly affected hereby, the Letter Agreement and each of the other Financing Documents remains in full force and effect as heretofore.

        8. Nothing contained herein will be deemed to constitute a waiver or a release of any provision of any of the Financing Documents. Nothing contained herein will in any event be deemed to constitute an agreement to give a waiver or release or to agree to any amendment or modification of any provision of any of the Financing Documents on any other or future occasion.

        Executed, as an instrument under seal, as of the day and year first above written.

                                    GELTEX PHARMACEUTICALS, INC.


                                    By: /s/ Paul J. Mellett, Jr.
                                        --------------------------------------
                                        Name: Paul J. Mellett, Jr.
                                        Title: Vice President, Administration
                                        and Finance

Accepted and agreed:
FLEET NATIONAL BANK


By: /s/ Kimberly Martone
    -----------------------------
    Name: Kimberly Martone
    Title: Vice President

                                    EXHIBIT 1

                   AMENDED AND RESTATED FACILITY ONE TERM NOTE


$5,000,000.00                                              Boston, Massachusetts
                                                              As of May 21, 1997

        FOR VALUE RECEIVED, the undersigned GelTex Pharmaceuticals, Inc., a Delaware corporation (the "Borrower") hereby promises to pay to the order of FLEET NATIONAL BANK (the "Bank") the principal amount of Five Million and 00/100 ($5,000,000.00) Dollars or such portion thereof as may be advanced by the Bank pursuant to ss.1.2 of that certain letter agreement dated May 21, 1997 between the Bank and the Borrower, as amended (as so amended, the "Letter Agreement") and remains outstanding from time to time hereunder ("Principal"), with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder.

        Interest on all unpaid Principal shall be due and payable monthly in arrears, on the first day of each month, commencing on the first such date after the advance of any Principal and continuing on the first day of each month thereafter and on the date of payment of this note in full, at a fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) which shall at all times be equal to the Prime Rate, as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in the aforesaid rate of interest to become effective on the same day on which any change in the Prime Rate is effective; provided, however, that (A) if a Eurodollar Interest Rate (as defined in the Letter Agreement) shall have become applicable to all or any portion of the outstanding Principal for any Interest Period (as defined in the Letter Agreement), then interest on such Principal or portion thereof shall accrue at said applicable Eurodollar Interest Rate for such Interest Period and shall be payable on the Interest Payment Date (as defined in the Letter Agreement) applicable to such Interest Period, and (B) if a COF Interest Rate (as defined in the Letter Agreement) shall have become applicable to the outstanding Principal, then interest on the outstanding Principal shall accrue at said COF Interest Rate and shall be paid on the first day of each month. Overdue Principal and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum plus (ii) the per annum rate otherwise payable under this note with respect to the Principal which is overdue (or as to which such interest is overdue) (but in no event in excess of the maximum rate permitted by then applicable law), compounded monthly and payable on demand. As used herein, "Prime Rate" means the variable rate of interest per annum designated by the Bank from time to time as its prime rate, it being understood that such rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If the entire amount of any required Principal and/or interest is not paid within ten (10) days after the same is due, the Borrower shall pay to the Bank a late fee equal to five percent (5%) of the required payment, provided that such late fee shall be reduced to three percent (3%) of any required Principal and interest that is not paid within fifteen (15) days of the date it is due if this note is secured by a mortgage on an owner-occupied residence of 1-4 units.

        The outstanding Principal of this note shall be repaid by the Borrower to the Bank in the following installments: (i) 5 equal consecutive monthly payments of $103,958.40 each, payable on the last day of each month during the period January - May 1998; followed by (ii) 17 equal consecutive quarterly payments of $248,345.06 each, payable on the last day of each calendar quarter commencing June 30, 1998 and continuing through and including June 30, 2002; followed by (iii) an 18th and final quarterly payment due on September 30, 2002 in an amount equal to all then remaining Principal and all interest accrued but unpaid thereon.

        The Borrower may at any time and from time to time prepay all or any portion of any Facility One Term Loan (as defined in the Letter Agreement), but, as to Fixed Rate Loans (as defined in the Letter Agreement), only at the times and in the manner, and (under certain circumstances) with the additional payments, provided for in the Letter Agreement. Any prepayment of Principal, in whole or in part, will be without premium or penalty (but, in the case of Fixed Rate Loans, may require payment of additional amounts, as provided for in the Letter Agreement). Each Principal prepayment shall be accompanied by payment of all interest on the prepaid amount accrued but unpaid to the date of payment. Any partial prepayment of Principal will be applied against Principal installments in inverse order of normal maturity.

        Payments of both Principal and interest shall be made, in lawful money of the United States in immediately available funds, at the office of the Bank located at One Federal Street, Boston, Massachusetts 02110, or at such other address as the Bank may from time to time designate.

        The undersigned Borrower irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to this note or on the books of the Bank, at or following the time of making any Facility One Term Loan and of receiving any payment of Principal, an appropriate notation reflecting such transaction (including date, amount and maturity) and the then aggregate unpaid balance of Principal. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower hereunder or under the Letter Agreement. The unpaid Principal amount of this note, as recorded by the Bank from time to time on such schedule or on such books, shall constitute presumptive evidence of the aggregate unpaid principal amount of the Facility One Term Loans.

        The Borrower hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands and notices generally in connection with the delivery, acceptance, performance, default or enforcement of or under this note, and (c) agrees to pay, to the extent permitted by law, all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by the Bank in enforcing this note and any collateral or security therefor, all whether or not litigation is commenced.

        This note is the Facility One Term Note referred to in the Letter Agreement. This note is subject to prepayment as set forth in the Letter Agreement. The maturity of this note may be accelerated upon the occurrence of an Event of Default, as provided in the Letter Agreement.

        THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON THIS NOTE OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY RELATED DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PERSON. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS NOTE AND TO MAKE THE FACILITY ONE TERM LOANS AS CONTEMPLATED IN THE LETTER AGREEMENT.

        Executed, as an instrument under seal, as of the day and year first above written.


CORPORATE SEAL                      GELTEX PHARMACEUTICALS, INC.

ATTEST:

                                    By:
---------------------------             ----------------------------------
Secretary                               Name: Paul J. Mellett, Jr.
                                        Title: Vice President, Administration
                                                 and Finance

                        SUPPLEMENTAL DISCLOSURE SCHEDULE
  (Note: This Supplemental Disclosure Schedule is intended to update, but not replace the disclosure schedule attached to the Letter Agreement dated May 21,
  1997 and the disclosure schedule attached to the Loan Modification Agreement dated October 31, 1997. Items not referenced in this supplement remain unchanged from the original disclosure schedule)

SECTION 2.1(b)

Persons known to Borrower to hold more than 5% of the outstanding shares of Borrower's capital stock:

-     The Equitable Companies Incorporated(1)
-     West Highland Capital, Inc.(2)
-     Amerindo Investment Advisors



---------------------

(1) Includes shares held by The Equitable Life Assurance Society of the United States ("ELAS") and Alliance Capital Management L.P. ("ACM"). ELAS and ACM are subsidiaries of The Equitable Companies Incorporated. This information is based on a Schedule 13G dated February 6, 1997 filed with the Securities and Exchange Commission for the aforementioned entities.
(2) Includes shares held by West Highland Capital, Inc. ("WHC"), Estero Partners, LLC ("EP"), West Highland Partners, L.P.("WHP") and Buttonwood Partners, L.P. ("BP"). Lang H. Gerhard is the sole director and executive officer of WHC and the sole manager of EP. WHC, EP and Mr. Gerhard are the general partners of WHP and BP which are investment limited partnerships, and have voting and dispositive authority over shares held by WHP and BP. WHC has voting and dispositive authority over shares held by its various investment advisory clients. This information is based on a Schedule 13D dated January 9, 1997 filed with the Securities and Exchange Commission for the aforementioned entities and person.


SECTION 2.1(i)

The Borrower references the unaudited financial statements of the Borrower for the period ended March 31, 1998, heretofore delivered to the Bank, and the liabilities referenced in such financial statements.

Reference is made to the attached lists of Exhibits filed with the Securities and Exchange Commission after December 31, 1997, as disclosure of the material agreements entered into by the Borrower. In addition, on June 26, 1998, the Borrower entered into a Letter of Intent pursuant to which the Borrower has agreed to purchase approximately 8.9 acres of land together with the improvements thereon containing approximately 80,000 square feet of building area for a total purchase price of $11 million.

SECTION 2.1(j)

In May 1998, the Borrower subleased approximately 7,000 square feet of office space located at 78 Fourth Avenue, Waltham, Massachusetts. The Borrower's employees in the manufacturing, clinical and regulatory departments have relocated to this building and certain records associated with those departments reside in that building.